Exhibit 99.1

Lexicon Appoints Ivan H. Cheung to Board of Directors

THE WOODLANDS, Texas, November 20, 2024 -- Lexicon Pharmaceuticals, Inc. (Nasdaq: LXRX) today announced that Ivan H. Cheung has been elected to its Board of Directors.

Mr. Cheung is a biopharmaceutical executive with more than 25 years of experience in the healthcare industry and a proven track record of shareholder value creation. He is currently the chief executive officer and a director of NextPoint Therapeutics, and he has served as senior advisor to TPG Growth – a growth investing platform within global asset manager TPG – since September 2023.

“I am honored to join the Lexicon Board of Directors at this pivotal moment in the company’s history, and to support its mission of pioneering medicines that transform patients’ lives,” said Mr. Cheung. “The breakthrough potential in Lexicon’s commercial and R&D pipeline is inspiring, as is the dedication and culture of the team.”

Mr. Cheung previously served in a series of executive leadership positions at Eisai Co., Ltd., over the course of 18 years, most recently as chairman and chief executive officer of Eisai Inc. from 2016 to July 2023 and strategic advisor from August to December 2023. Prior to joining Eisai, Mr. Cheung spent seven years with Booz Allen Hamilton, Inc., where he held a variety of consulting positions. Mr. Cheung holds a B.S.E from Duke University and an M.B.A. from Harvard University.

Mr. Cheung’s appointment is concurrent with the retirement of Robert J. Lefkowitz, M.D., who will depart the Lexicon Board of Directors after 23 years of service.

“We thank Bob for his more than two decades of service and his valuable contributions to the Board,” said Ray Debbane, Chairman of the Lexicon Board of Directors. “Looking ahead, Ivan brings a wealth of strategic expertise and leadership to the team, and we look forward to benefitting from his critical perspective ahead of a catalyst-rich 2025 and beyond.”

About Lexicon Pharmaceuticals
Lexicon is a biopharmaceutical company with a mission of pioneering medicines that transform patients’ lives. Through the Genome5000™ program, Lexicon’s unique genomics target discovery platform, Lexicon scientists studied the role and function of nearly 5,000 genes and identified more than 100 protein targets with significant therapeutic potential in a range of diseases. Through the precise targeting of these proteins, Lexicon is pioneering the discovery and development of innovative medicines to treat disease safely and effectively. Lexicon has commercially launched one of these medicines, INPEFA® (sotagliflozin) in the United States, and has a pipeline of other promising drug candidates in discovery and clinical and preclinical development in neuropathic pain, diabetes and metabolism and other indications. For additional information, please visit www.lexpharma.com.

Safe Harbor Statement

This press release contains “forward-looking statements,” including statements relating to Lexicon’s financial position and long-term outlook on its business, growth and future operating results, discovery and development of products, strategic alliances and intellectual property, as well as other matters that are not historical facts or information. All forward-looking statements are based on management’s current assumptions and expectations and involve risks, uncertainties and other important factors, specifically including Lexicon’s ability to meet its capital requirements, successfully commercialize INPEFA in heart failure on the timeline and/or at the prices currently contemplated or at all, conduct preclinical and clinical development and obtain necessary regulatory approvals of sotagliflozin (in other indications), LX9211, LX9851 and its other drug candidates on its anticipated timelines, achieve its operational objectives, obtain patent protection for its discoveries and establish strategic alliances, as well as additional factors relating to manufacturing, intellectual property rights, and the therapeutic or commercial value of its drug candidates. Any of these risks, uncertainties and other factors may cause Lexicon’s actual results to be materially different from any future results expressed or implied by such forward-looking statements. Information identifying such important factors is contained under “Risk Factors” in Lexicon’s annual report on Form 10-K for the year ended December 31, 2023 and other subsequent disclosure documents filed with the Securities and Exchange Commission. Lexicon undertakes no obligation to update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise.

For Investor and Media Inquiries:
Lisa DeFrancesco
Lexicon Pharmaceuticals, Inc.
lexinvest@lexpharma.com